CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Peck Company Holdings, Inc. on Form S-3 of our report, which includes an explanatory paragraph relating to the Jensyn Acquisition Corp’s ability to continue as a going concern, dated March 22, 2019 on our audits of the financial statements of Jensyn Acquisition Corp. as of December 31, 2018 and 2017 and for the years then ended, which report is included in the Annual Report on Form 10-K of Jensyn Acquisition Corp. for the year ended December 31, 2018. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

August 6, 2019